 FS Investment Corporation II 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Again Increases Public Offering Price;
Distributions to Increase to Maintain 7.25% Yield

PHILADELPHIA, PA, October 17, 2012 – On October 15, 2012, FS Investment Corporation II (“FSIC II”) determined to increase its public offering price from $10.05 per share to $10.10 per share and to increase the amount of the regular semi-monthly cash distributions payable to stockholders of record from $0.030359 per share to $0.030510 per share in order to maintain its annual distribution yield at 7.25% (based on the $10.10 public offering price).

Increase in Share Price and Distribution Amount

The increase in FSIC II’s public offering price was effective as of FSIC II’s October 16, 2012 semi-monthly closing and first applied to subscriptions received from October 1, 2012 through October 15, 2012. The increase in the semi-monthly distributions to $0.030510 per share will be first effective with respect to the semi-monthly cash distribution to be paid on October 31, 2012 to stockholders of record as of October 30, 2012. The previously declared semi-monthly cash distribution in the amount of $0.030359 per share to be paid on October 31, 2012 to stockholders of record as of October 15, 2012 will remain unchanged.

“We are pleased to provide our early investors with a second share price increase in the past month and to again maintain our distribution yield,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC II. “We believe that the strong performance of the portfolio is a testament to our investment process and security selection.”

The purpose of the price increase was to ensure that FSIC II’s net asset value (“NAV”) per share did not exceed FSIC II’s offering price per share, after deducting selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

Share Price Guidance

If FSIC II’s strong portfolio performance continues, causing its NAV per share to exceed its increased net offering price, FSIC II’s board of directors (the “Board”) may further increase the per share offering price of its shares of common stock for its future semi-monthly closings. FSIC II expects that, if adjusted further, the per share public offering price will be between $10.10 and $10.20 per share. The Board has not yet determined that a further adjustment to the newly-established offering price of $10.10 per share will be necessary. In the event FSIC II determines to adjust its current offering price, a separate announcement will be issued.  There can be no assurance that the amount of the semi-monthly cash distributions payable to FSIC II’s stockholders, if any, will increase in the event that FSIC II further increases its public offering price in the future.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company and is the third investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $50.5 billion in assets under management as of June 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of FSIC II’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.